Exhibit 10.1

May 1, 2020

Ms. Beth Mooney

Chairman and CEO

KeyCorp

127 Public Square

Cleveland, Ohio 44114

Dear Beth:

On behalf of the entire team at Key, I want to thank you for your significant contribution over the last fourteen years. Under your transformational leadership, we have built an award-winning culture of diversity, inclusion and transformative philanthropy that attracts, develops, and retains talent; delivered value for all of our stakeholders; and created an unprecedented blueprint for community investment. Your capstone accomplishments include ensuring Key navigated the financial crisis; overseeing the acquisition of First Niagara; and delivering a $16.5B community benefits plan.

On a personal note, I want to thank you for your careful planning and assistance as I transition into my new role as Chairman and CEO of KeyCorp. I have heard you say that one of the things a CEO must get right is identifying and transitioning to a viable successor at the right time. You have deliberately and thoughtfully planned this transition to the benefit of all of us, but especially to me, and I am grateful for it.

It is not lost on me that I step into my new role during a time of unprecedented uncertainty, just as you did when you became Key’s Chairman and CEO. Although the circumstances are very different, the challenges to a new CEO are not. I am fortunate to have had the benefit of your guidance and counsel over the years. I will be a better leader because of it.

Finally, I want to summarize the terms and conditions applicable to your retirement from Key. Effective as of May 1, 2020 (the “Retirement Date”), you will resign from employment with Key and from service as the Chairman of the Board of Directors of Key (the “Board”) and as a member of the governing board of Key and any affiliates of Key, except that you will remain a director and serve on the Board through the date of Key’s Annual Meeting, May 21, 2020.

Pro-rata Pay for 2020

In consideration of your efforts to make this transition a smooth one, and for services performed in fiscal 2020 through and including your Retirement Date, the Compensation and Organization Committee of the Board has approved payment of a pro-rata portion of your target 2020 incentives through May 1, 2020. This payment will be made as of May 1 as follows: (i) $833,000 in cash and (ii) $2,100,000 in restricted stock units, which will continue to vest ratably over the next 4 years, notwithstanding your retirement on May 1, 2020, and will be subject to our standard risk-balancing mechanisms as well as covenants regarding the protection of confidential information and prohibiting the solicitation of Key clients and employees. Recognizing that we are in a period of unprecedented market volatility, the number of restricted stock units granted will be calculated based on a 120-day average of our share price through April 30, 2020.

Other Benefits

Additionally, to assist you with your transition to retirement and recognizing that your personal tax and financial situation remains complex, you remain eligible for payment of or reimbursement for: (i) an executive physical (completed during calendar year 2020) that is consistent with the benefit provided to Key’s executive officers as of the Retirement Date, and (ii) the reasonable costs of tax and financial planning services through Dec. 31, 2023 and consistent with the benefit provided to Key’s executive officers as of the Retirement Date. Key will provide you with access to a dedicated administrative assistant, who will be provided office space at Key’s facilities, and will also provide you with ongoing IT support, in each case through Dec. 31, 2025. For the avoidance of doubt, you will be responsible for providing your own office space and equipment. Finally, Key will provide you with access to executive security services when you may be representing Key or attending an event on Key’s behalf at Key’s request, or as such services are as otherwise reasonably necessary.

I wish you the very best in your retirement. I look forward to seeing what retirement looks like, “Beth Mooney-style.”

Very truly yours,

/s/ Christopher M. Gorman

Christopher M. Gorman

Director, KeyCorp Board of Directors